RiverNorth Opportunities Fund Inc.  POS 8C

Exhibit 99.(l)(2)

CONSENT OF DECHERT LLP

We hereby consent to the references to our firm under the caption “Legal Matters” in the Prospectus and under the caption “Legal Counsel” in the Statement of Additional Information comprising a part of Post-Effective Amendment No. 10 to the Form N-2 Registration Statement of RiverNorth Opportunities Fund, Inc., File No. 333-225152. We do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP
New York, New York
November 20, 2020